NEUBERGER BERMAN INCOME FUNDS
NEUBERGER BERMAN NEW YORK MUNICIPAL INCOME FUND

We want to make you aware that your clients that hold shares in the Neuberger Berman New York Municipal Income Fund (the “Fund”), a series of Neuberger Berman Income Funds, as of the record date of April 19, 2018, will be receiving  proxy materials regarding the Special Meeting of Shareholders slated for June 13, 2018.

The materials include a proxy statement with detailed information about the proposal and other changes that will be implemented if the proposal is approved, including a reduction in expenses due to a new expense cap and changes to the Fund’s investment strategy and a proxy card that shareholders can sign and return in a postage paid envelope. The materials will also provide instructions on how shareholders can vote by telephone or through the Internet. A copy of the proxy statement accompanies this letter and you can also access the proxy materials by visiting www.okapivote.com/NBNYMUNI. Shareholders will be asked to vote on the following proposal:

Proposal Summary
1.	To approve a change to the Fund’s fundamental policy to no longer require that the Fund invest 80% of its net assets in securities of municipal issuers that provide interest income that is exempt from New York State and New York City personal income taxes, to add that the Fund may invest in other investments that provide investment exposure to securities of municipal issuers that provide interest income that is exempt from federal income tax, and to add that the phrase “net assets” in the fundamental policy includes any borrowings for investment purposes.
The Board of Trustees of the Fund recommends that shareholders vote FOR the proposal

Please note that your clients may receive a telephone solicitation in connection with this Special Meeting from Okapi Partners, the Fund’s proxy solicitor. However, we are committed to helping you maintain your client relationships while we carry out our required solicitation process.  To that end, we are asking for your support and assistance in answering any questions you may receive from your clients on this matter.
•	Please ask your clients to vote as soon as possible. Instructions on how they can vote, over the phone, by internet or by mail will be detailed on the proxy card they receive.
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If you have discretion to vote on behalf of your clients, we can take direction via email from you and get your client’s shares voted quickly and easily, provided they are listed in Okapi’s database.  All we would need is an email stating “I am authorized to vote on the listed accounts”, and how you want those shares voted.  For example, “Vote with Board Recommendation for all proposals”.  We would just need a spreadsheet with clients’ names, addresses and share positions.

•	Explain that their vote is critical no matter how many shares they own.
•	Okapi Partners will need to continue to contact shareholders until the necessary vote is attained.
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If you or your clients have any questions, please provide this toll-free number for more information: 1-888-785-6673. Agents are available to answer questions or to record voting instructions Monday through Friday from 9:00 a.m. to 9:00 p.m. Eastern Time. The voting process is quick and easy and will require only a couple minutes of their time.

Thank you for your support.